Exhibit 99.1

Vertex Pharmaceuticals Reports Third Quarter 2007 Financial Results and Provides Development Pipeline Update

 – Important telaprevir data to be presented at AASLD –

– Additional compounds for HCV and Cystic Fibrosis scheduled to enter development –

Cambridge, MA, October 29, 2007 — Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today reported consolidated financial results for the quarter ended September 30, 2007, and the Company provided a pipeline update.

“In 2007, we have made great progress in all aspects of our business, and in particular with our investigational hepatitis C protease inhibitor, telaprevir,” commented Joshua Boger, Ph.D., President and Chief Executive Officer of Vertex Pharmaceuticals. “The upcoming presentations at AASLD from PROVE 1 and PROVE 2, two of our major Phase 2b trials of telaprevir, represent an important event in the HCV field. It was more than 12 years ago that we and others began pursuing new mechanisms to directly inhibit the HCV virus. This will be the first presentation of sustained viral response data for a STAT-C agent in combination with pegylated interferon and ribavirin compared to pegylated interferon and ribavirin alone. This is truly a meaningful period in the advancement of therapies for HCV.”

Third Quarter Results

For the quarter ended September 30, 2007, the Company’s GAAP net loss was $107.0 million, or $0.82 per share. The GAAP net loss for the quarter ended September 30, 2006 was $51.8 million, or $0.46 per share. The increase in the Company’s 2007 GAAP loss was principally driven by an increase in development investment to support the progression of telaprevir.

The non-GAAP loss, before certain charges, which include stock-based compensation and restructuring charges, for the quarter ended September 30, 2007 was $93.2 million, or $0.72 per share, compared to the non-GAAP loss, before certain charges and gains, of $47.9 million, or $0.42 per share, for the quarter ended September 30, 2006.

– more –

Total revenues for the quarter ended September 30, 2007 were $41.0 million, compared to $53.3 million for the third quarter of 2006. The decrease is primarily due to a reduction in revenues recognized from research-based collaborations, as the Company has moved away from reliance on collaborative funding of its research operations.

Research and development (R&D) expenses for the quarter ended September 30, 2007 were $128.9 million, including $14.5 million of commercial supply investment in telaprevir, compared to $96.1 million, including $10.5 million in commercial supply investment, in R&D expenses for the third quarter of 2006. The increase primarily relates to development investment to support the global Phase 2b clinical development program for telaprevir.

Sales, general and administrative (SG&A) expenses for the quarter ended September 30, 2007 were $21.4 million, compared to $14.8 million for the third quarter of 2006. This increase reflects building of infrastructure, including an increase in the number of employees and the initial commercial investments, to support advancement of the business.

Other income, net, for the quarter ended September 30, 2007 was $6.8 million, compared to $3.6 million for the third quarter of 2006. This increase principally resulted from higher levels of invested funds and higher portfolio yields during the third quarter, and the Company’s reduction of outstanding debt in 2006 and in the first quarter of 2007.

At September 30, 2007, Vertex had approximately $514.5 million in cash, cash equivalents and marketable securities.

Recent Achievements and 2007 Objectives

Telaprevir Development Program

•                  Telaprevir data to be presented at AASLD

•                  Data from PROVE 1 and PROVE 2, two major Phase 2b trials of telaprevir, will be presented at the 58th Annual Meeting of the American Association for the Study of Liver Diseases (AASLD) in Boston, November 2-6. These data will provide significant insight into rapid viral decline and rapid virologic response (RVR) rates as predictors of sustained viral responses (SVRs).

•                  In addition, the PROVE 1 and PROVE 2 presentations will include safety analyses that will further characterize the safety profile of telaprevir in more than 500 patients. In clinical trials of telaprevir, the most common adverse events reported to date, regardless of treatment assignment, were fatigue, rash, headache and nausea. Gastrointestinal disorders, rash and anemia have been more common in the telaprevir dosing arms.

•                  A total of six abstracts were accepted for presentation at AASLD, including presentations that contain off-study, follow-on data from a 14-day Phase 1b trial of telaprevir with pegylated interferon, and a 28-day Phase 1b trial of telaprevir with pegylated interferon and ribavirin.

•                  Update on global Phase 2b PROVE program

•                  Vertex and Tibotec are currently in discussions with U.S. and European regulatory authorities to review clinical data and discuss how best to evaluate telaprevir in future trials. Vertex and Tibotec have provided additional data to these authorities, including the results to be disclosed at AASLD. Vertex expects to provide an update on its discussions with the U.S. Food and Drug Administration (FDA) as discussions are completed.

•                  More than 1,000 patients are enrolled in the Phase 2b PROVE program. Data emerging from the PROVE 1 and PROVE 2 trials are being used to design the registration path for telaprevir. The PROVE 3 clinical trial in HCV patients who have not achieved an SVR with a previous interferon-based treatment was fully enrolled in the second quarter of 2007. Vertex expects to continue to provide updates on the program at appropriate future medical conferences.

•                  Next generation HCV protease inhibitor selected for development

•                  Vertex announced today that it has selected a second-generation HCV protease inhibitor for development and expects to initiate Phase 1 clinical testing in healthy volunteers by the end of 2007.

Pipeline of Novel Drug Candidates

•                  Broad program targeting cystic fibrosis (CF) is advancing

•                  Vertex is conducting a randomized, double-blind, placebo-controlled Phase 2a trial of VX-770, which will evaluate how VX-770 affects biomarkers of the cystic fibrosis transmembrane regulator (CFTR) protein in patients with CF. The trial is expected to be completed in 2008.

•                  Earlier this month, Vertex selected for development the corrector compound, VX-809, from the Company’s research efforts in collaboration with Cystic Fibrosis Foundation Therapeutics (CFFT). Vertex expects to begin Phase 1 development of VX-809 by the end of 2007.

•                  Merck conducting Aurora kinase inhibitor clinical development program

•                  Vertex’s collaborator Merck is seeking to develop multiple Aurora kinase inhibitors targeting a range of cancers. The lead compound MK-0457 (VX-680) is in a Phase 2 trial in patients with treatment-resistant chronic myelogenous leukemia (CML) and Philadelphia chromosome-positive acute lymphocytic leukemias (PH+ALL) containing the T315I BCR-ABL mutation as well as in Phase 1 combination with drugs used to treat these patients after failure of initial therapy.

•                  VX-702 completes two studies

•                  In the third quarter, Vertex completed two clinical trials of VX-702:  a 120-patient trial in rheumatoid arthritis in combination with methotrexate and a Thorough QTc study. Vertex believes that results from both studies support continued development of VX-702. Vertex plans to seek a collaborator to further develop this compound.

•                  In the third quarter, Vertex and Kissei Pharmaceuticals concluded their agreement for the development and commercialization of VX-702 in the Far East. Vertex retains worldwide rights to VX-702.

Financial Activities

•                  In September, the Company repaid the remaining $42.1 million outstanding principal balance of its 5% Convertible Subordinated Notes due September 19, 2007. Following this payment, Vertex does not have any outstanding convertible debt on its balance sheet.

Full Year 2007 Financial Guidance

This section contains forward-looking guidance about the financial outlook for Vertex Pharmaceuticals.

Vertex today is reiterating its guidance for 2007 GAAP and non-GAAP loss, which originally was provided on February 1, 2007. The Company is revising its guidance for revenue and expense.

Loss:

•                  Vertex reiterates that the FY 2007 GAAP net loss will be in the range of $360 to $390 million. This includes stock-based compensation expense and restructuring expense of approximately $60 million in total.

•                  Vertex reiterates that its non-GAAP loss for 2007, excluding restructuring charges and stock-based compensation expense, will be in the range of $300 to $330 million.

•                  Fourth Quarter Revenue and Expense:  Vertex expects fourth quarter 2007 revenue to increase over the third quarter of 2007, and expense to be consistent with the third quarter of 2007.

•                  Cash, Cash Equivalents, and Marketable Securities:  Vertex reiterates that it expects its cash, cash equivalents and marketable securities to be in excess of $450 million at the end of 2007.

Non-GAAP Financial Measures

In this press release, Vertex’s financial results are provided both in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures. In particular, Vertex provides its third quarter 2007 and 2006 loss and guidance for its projected full year 2007 loss excluding, in each case, restructuring charges, stock-based compensation expense, loss on exchange of convertible subordinated notes and net gains related to an investment, which in each case results in a non-GAAP financial measure. These results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business and are important in comparing current results with prior period results. Management also uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, and to manage the Company’s business and to evaluate its performance. A reconciliation of non-GAAP financial results to GAAP financial results is included in the attached financial statements.

About Vertex

Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases. The Company’s strategy is to commercialize its products both independently and in collaboration with major pharmaceutical companies. Vertex’s product pipeline is focused on viral diseases, inflammation, autoimmune diseases, cancer, pain and bacterial infection. Vertex co-discovered the HIV protease inhibitor, Lexiva, with GlaxoSmithKline.

Lexiva is a registered trademark of the GlaxoSmithKline group of companies.

Special Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including statements regarding our expectation that (i) data will be presented at AASLD that will provide significant insight into RVR rates as predictors of SVRs; (ii) data from PROVE 1 and PROVE 2 clinical trials are being used to design the registration path for telaprevir, and we will provide an update on our ongoing discussions in that regard with the FDA as those discussions are completed; (iii) we expect to provide updates on the ongoing PROVE 3 clinical trial at future medical conferences; (iv) we expect to initiate clinical testing of a second-generation HCV protease inhibitor in a Phase 1 study in healthy volunteers before the end of 2007; (v) we expect to complete the ongoing Phase 2a trial of VX-770 in 2008 and to begin Phase 1 development of VX-809 before the end of 2007; (vi) Merck is seeking to develop multiple Aurora kinase inhibitors originating from its research program with Vertex; (vii) we will seek a collaborator for the continued development of VX-702; (viii) our year-end net loss and certain components of that net loss will be as stated in our updated financial guidance. While we believe the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements. Those risks and uncertainties include, among other things, that the outcomes for each of our ongoing and planned clinical trials and studies, and in particular our ongoing and planned clinical trials of telaprevir, may not be favorable, may not be achieved within expected timelines or may not produce expected results, that the FDA will not agree with our interpretation of data from ongoing telaprevir trials or with our proposed design or timing for further clinical trials of telaprevir based on that data, that one or more of our internal or external drug development programs will not proceed as planned for technical, scientific or commercial reasons, or that one or more of the assumptions underlying our financial guidance will not be realized due to unexpected and costly program delays, failure to achieve milestone events leading to milestone payments from collaborators,  or for any number of other financial, technical or collaboration considerations, and other risks listed under Risk Factors in Vertex’s annual report and quarterly reports filed with the Securities and Exchange Commission and available through our website at www.vrtx.com. We disclaim any obligation to update the information contained in this press release as new data become available.

Vertex Pharmaceuticals Incorporated

2007 Third Quarter and Nine Month Results
Consolidated Statements of Operations Data

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Revenues:
Royalties	$12,522	$10,902	$33,285	$29,086
Collaborative and other R&D revenues	28,492	42,387	114,735	93,016

Total revenues	41,014	53,289	148,020	122,102

Costs and expenses:
Royalty payments	3,562	3,113	10,232	8,993
Research and development (R&D)	128,949	96,115	397,714	262,567
Sales, general & administrative (SG&A)	21,416	14,773	61,275	42,022
Restructuring expense	882	1,415	6,843	2,625

Total costs and expenses	154,809	115,416	476,064	316,207

Loss from operations	(113,795)	(62,127)	(328,044)	(194,105)

Other income, net	6,762	3,563	22,516	6,750
Realized gain on sale of investment	—	7,663	—	7,663
Unrealized gain on warrants	—	4,250	—	4,250
Loss on exchange of convertible subordinated notes	—	(5,151)	—	(5,151)
Loss before cumulative effect of a change in accounting principle	(107,033)	(51,802)	(305,528)	(180,593)

Cumulative effect of a change in accounting principle – SFAS 123(R)	—	—	—	1,046
Net loss	$(107,033)	$(51,802)	$(305,528)	$(179,547)

Basic and diluted loss per common share before cumulative effect of a change in accounting principle	$(0.82)	$(0.46)	$(2.38)	$(1.65)

Basic and diluted cumulative effect of a change in accounting principle per common share.	—	—	—	0.01

Basic and diluted net loss per common share	$(0.82)	$(0.46)	$(2.38)	$(1.64)

Basic and diluted weighted average number of common shares outstanding	130,006	112,803	128,378	109,608

Non-GAAP Net Loss and Net Loss per Common Share Reconciliation (Note 1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
GAAP Net Loss	$(107,033)	$(51,802)	$(305,528)	$(179,547)

Pro Forma Adjustments:
Stock-based compensation expense included in R&D (Note 2):	10,624	7,554	38,564	23,715
Stock-based compensation expense included in SG&A (Note 2):	2,348	1,720	8,185	5,331

Total stock-based compensation expense	12,972	9,274	46,749	29,046

Realized gain on sale of investment (Note 6)	—	(7,663)	—	(7,663)

Unrealized gain on warrants (Note 7)	—	(4,250)	—	(4,250)

Loss on exchange of convertible subordinated notes (Note 5)	—	5,151	—	5,151

Restructuring expense (Note 4)	882	1,415	6,843	2,625

Cumulative effect of a change in accounting principle (Note 3)	—	—	—	(1,046)

Non-GAAP Net Loss	$(93,179)	$(47,875)	$(251,936)	$(155,684)

Basic and diluted non-GAAP net loss per common share	$(0.72)	$(0.42)	$(1.96)	$(1.42)

Note 1:  Financial results are provided both in accordance with generally accepted accounting principles (GAAP) in the United States and using certain non-GAAP financial measures. These results are provided as a complement to the results in accordance with GAAP because management believes these non-GAAP measures help indicate underlying trends in the Company’s business, and uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, to manage the Company’s business and to evaluate its performance.

Note 2:  For the three and nine months ended September 30, 2007, the Company incurred $13.0 million and $46.7 million, respectively, in stock-based compensation expense of which $10.6 million and $38.6 million, respectively, is included in research and development expenses and $2.3 million and $8.2 million, respectively, is included in sales, general and administrative expenses. For the three and nine months ended September 30, 2006, the Company incurred $9.3 million and $29.0 million, respectively, in stock-based compensation expense of which $7.6 million and $23.7 million, respectively, is included in research and development expenses and $1.7 million and $5.3 million, respectively, is included in sales, general and administrative expenses. Stock-based compensation expense includes costs associated with restricted stock, stock option awards, and employee stock purchase shares, which were recorded in connection with provisions of SFAS 123(R), “Share-Based Payment.”  SFAS 123(R) requires companies to record stock-based payments in the financial statements using a fair value method. The Company adopted SFAS 123(R) on a modified prospective basis beginning January 1, 2006.

Note 3:  SFAS 123(R) requires companies to recognize expense only for shares the Company expects to vest, which results in the Company estimating forfeitures during the service period. During the nine months ended September 30, 2006 the Company recorded a $1.0 million benefit for the cumulative effect of the change in recording forfeitures related to restricted stock awards as they occurred to estimating forfeitures during the service period.

Note 4: For the three and nine months ended September 30, 2007, the Company incurred restructuring expense charges of $0.9 million and $6.8 million, respectively. The three month charge is primarily a result of the imputed interest charge related to the restructuring liability. The nine month charge is the result of incremental lease obligations related to the revision of certain key estimates and assumptions about building operating costs as well as the imputed interest charge related to the restructuring liability.

For the three and nine months ended September 30, 2006, the Company incurred restructuring expense charges of $1.4 million and $2.6 million, respectively. These charges are primarily a result of the imputed interest charge related to the restructuring liability.

The expense and the related liability have been estimated in accordance with SFAS 146 “Accounting for Costs Associated with Exit or Disposal Activities” and are reviewed quarterly for changes in circumstances.

Note 5:  In August 2006, the Company exchanged approximately 4.1 million shares of the Company’s common stock for $58.3 million in aggregate principal amount of outstanding 5.75%

Convertible Senior Subordinated Notes due 2011, plus accrued interest. As a result of the exchange, the Company incurred a non-cash charge of $5.2 million related to the incremental shares issued in the transaction over the number that would have been issued upon the conversion of the notes under the original conversion terms.

In the first quarter of 2007, the holders of all of the Company’s outstanding 5.75% Convertible Senior Subordinated Notes due 2011 converted their notes into shares of Vertex common stock. In accordance with the terms of the indentures governing the notes, the notes were converted into common stock at a conversion rate of $14.94 per share. As a result of these conversions, Vertex issued 4.0 million shares of common stock.

Note 6:  In July 2006, the Company sold 817,749 shares of Altus common stock for $11.7 million, resulting in a realized gain of $7.7 million.

Note 7: At September 30, 2006 the company owned warrants to purchase 1,962,494 shares of Altus common stock. In accordance with SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” the warrants were classified as derivatives at September 30 2006. SFAS 133 requires the Company to record derivatives at fair value on the balance sheet and any changes in the fair value must be recognized in income. For the period ended September 30, 2006, the company recorded the Altus Warrants on its consolidated balance sheet at a fair market value of $19.1 million, reflecting an unrealized gain of $4.3 million.

Note 8: At December 31, 2006, the Company had $42.1 million in aggregate principal amount of 5% Convertible Subordinated Notes due in September 2007. In the third quarter of 2007, the Company repaid the outstanding principal and accrued interest on the 2007 Notes. As a result of the repayment, no 2007 Notes were outstanding as of September 30, 2007.

Vertex Pharmaceuticals Incorporated

2007 Third Quarter Results

Condensed Consolidated Balance Sheets Data

(In thousands)

(Unaudited)

	September 30, 2007	December 31, 2006
Assets
Cash, cash equivalents and marketable securities	$514,452	$761,752
Other current assets	40,729	66,780
Property and equipment, net	68,900	61,535
Restricted cash	30,258	30,258
Other noncurrent assets	809	1,254
Total assets	$655,148	$921,579

Liabilities and Stockholders’ Equity
Other liabilities	$136,102	$110,640
Accrued restructuring expense	36,129	33,073
Deferred revenues	130,885	150,184
Collaborator development loan (due 2008)	19,997	19,997
Convertible notes (due 2007) (Note 8)	—	42,102
Convertible notes (due 2011) (Note 5)	—	59,648
Stockholders’ equity	332,035	505,935
Total liabilities and stockholders’ equity	$655,148	$921,579
Common shares outstanding	132,171	126,121

Conference Call and Webcast: Third Quarter 2007 Financial Results:

Vertex Pharmaceuticals will host a conference call and webcast today, Monday, October 29, 2007 at 5:00 p.m. EDT to review financial results and recent developments. This call and webcast will be broadcast via the Internet at www.vrtx.com. Updates to the new site may require users to install or update their Flash player. It is suggested that webcast participants go to the web site at least 10 minutes in advance of the call to ensure that they can access the slides. The link to the webcast is available on the Events and Presentations button on the home page.

To listen to the call on the telephone, dial (800) 374-0296 (U.S. and Canada) or (706) 634-2224 (International). Vertex is also providing a podcast MP3 file available for download on the Vertex website, www.vrtx.com.

The call will be available for replay via telephone commencing October 29, 2007 at 8:00 p.m. EDT running through 5:00 p.m. EDT on November 5, 2007. The replay phone number for the U.S. and Canada is (800) 642-1687. The international replay number is (706) 645-9291 and the conference ID number is 19997107. Following the live webcast, an archived version will be available on Vertex’s website until 5:00 p.m. EDT on November 12, 2007.

Vertex’s press releases are available at www.vrtx.com.

(VRTX-GEN)

Vertex Contacts:

Lynne H. Brum, Vice President, Strategic Communications, (617) 444-6614

Michael Partridge, Director, Corporate Communications, (617) 444-6108

Lora Pike, Manager, Investor Relations, (617) 444-6755